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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/X/	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
GRIC COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 14, 2002

To Our Stockholders:

        You are cordially invited to attend the 2002 annual meeting of stockholders of GRIC Communications, Inc., a Delaware corporation (the "Company" or "GRIC"), to be held at the Sheraton San Jose Hotel, 1801 Barber Lane, Milpitas, California 95035, on Thursday, April 4, 2002, at 10:00 a.m., local time.

        The matters expected to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

        It is important that you use this opportunity to take part in the affairs of GRIC by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

        We look forward to seeing you at the meeting.

Sincerely,

David L. Teichmann Senior Vice President, General Counsel and Secretary

GRIC COMMUNICATIONS, INC.

1421 McCarthy Blvd.
Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of GRIC Communications, Inc., a Delaware corporation (the "Company"or "GRIC"), will be held at the Sheraton San Jose Hotel, 1801 Barber Lane, Milpitas, California 95035, on Thursday, April 4, 2002, at 10:00 a.m., local time for the following purposes:

  1.
  To elect seven directors of the Company, each to serve until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. The Company's board of directors intends to present the following nominees for election as directors:

Roger L. Peirce Dr. Hong Chen Bharat Davé Dr. Yen-Son (Paul) Huang	Kheng Nam Lee Gerald Wright Joseph M. Zaelit
  2.
  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

  3.
  To approve (a) our proposed issuance and sale of up to $17 million of our Series A Preferred Stock and warrants to purchase up to 2,560,240 shares of our Series A Preferred Stock pursuant to a Series A Preferred Stock and Warrant Purchase Agreement, dated as of January 30, 2002, and the issuance of our common stock upon the conversion of the Series A Preferred Stock, and (b) the amendment of our second amended and restated certificate of incorporation to authorize and set forth the terms of the Series A Preferred Stock.

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        Only stockholders of record at the close of business on March 6, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Teichmann Senior Vice President, General Counsel and Secretary

Milpitas, California
March 14, 2002

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

GRIC COMMUNICATIONS, INC.

1421 McCarthy Blvd.
Milpitas, California 95035

PROXY STATEMENT
2002 ANNUAL MEETING OF STOCKHOLDERS

March 14, 2002

        The accompanying proxy is solicited on behalf of the board of directors of GRIC Communications, Inc., a Delaware corporation (the "Company", "GRIC", "we" or "us"), for use at our annual meeting of stockholders to be held at the Sheraton San Jose Hotel, 1801 Barber Lane, Milpitas, California 95035, on Thursday, April 4, 2002 at 10:00 a.m., local time. Only holders of record of our common stock at the close of business on March 6, 2002 will be entitled to vote at the meeting. At the close of business on the record date, we had                        shares of common stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about March 14, 2002. Our annual report on Form 10-K for the year ended December 31, 2001 is enclosed with this proxy statement.

        Our principal executive offices are located at 1421 McCarthy Blvd., Milpitas, California 95035. Our telephone number at that location is (408) 955-1920.

VOTING RIGHTS AND SOLICITATION OF PROXIES

        Each share of our common stock outstanding on the record date is entitled to one vote.

        Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proposal 2 requires for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Proposal 3 requires for approval the affirmative vote of a majority of our outstanding shares of common stock. All votes will be tabulated by the inspector of election appointed for the meeting, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards a quorum and have the same effect as negative votes with regard to Proposals 2 and 3. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will not be counted in determining whether Proposal 2 has been approved and will have the same effect as negative votes with respect to Proposal 3.

EXPENSES OF SOLICITATION

        The expenses of soliciting proxies to be voted at the meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

REVOCABILITY OF PROXIES

        Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the meeting or at the meeting prior to the vote pursuant to the proxy. A proxy may be revoked (1) by a writing delivered to the Company (attention: David L. Teichmann, Senior Vice President, General Counsel and Secretary) stating that the proxy is revoked, (2) by a subsequent proxy that is signed and dated by the person who signed the earlier proxy and is presented at the meeting or (3) by attendance at the meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Our board of directors has nominated for election as directors each of the following persons to serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified or until such director's earlier resignation, death or removal: Roger L. Peirce, Dr. Hong Chen, Bharat Davé, Dr. Yen-Son (Paul) Huang, Kheng Nam Lee, Gerald Wright and Joseph M. Zaelit.

        Shares represented by the accompanying proxy will be voted "for" the election of the nominees recommended by the board unless the proxy is marked in such a manner as to withhold authority so to vote. The size of our board is currently set at eight members. Each of the nominees is currently a director of the Company. In the event that any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the present board may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director. If Proposal 3 is approved and the private placement is completed, the size of our board will be increased to ten and the three vacancies will be filled by individuals designated by the investors in the private placement. If proposal 3 is not approved, the size of the board will be reduced by one member or a suitable individual will be appointed by the board to fill the existing vacancy.

Name of Director	Age	Principal Occupation	Director Since
Roger L. Peirce	60	Chairman of the Board of Directors	1998
Dr. Hong Chen	39	Chief Executive Officer and Director	1994
Bharat Davé	49	President, Chief Operating Officer and Director	2000
Dr. Yen-Son (Paul) Huang(1)(2)	56	President and Chief Executive Officer of ForteMedia, Inc.	1995
Kheng Nam Lee(1)	54	President of Vertex Venture Holdings Ltd	1999
Gerald Wright(2)	47	Executive Vice President and Chief Financial Officer of Siemens Canada Limited	2001
Joseph M. Zaelit(1)(2)	56	Former Senior Vice President and Chief Financial Officer of the Company	2001

(1)
Member of the Compensation Committee

(2)
Member of the Audit Committee

        Roger L. Peirce has served as our Chairman since July 1999 and as a director since March 1998. From August 1998 to March 1999, Mr. Peirce was Chairman and Chief Executive Officer of U.S.

Wireless Data, a wireless point-of-sale services provider. From 1994 to June 1998, he was Group President of Merchant Services for First Data Corp., a credit card processing services company. From 1981 to 1994, he held various positions at VISA International, a credit card company, most recently as Chief Operating Officer. Mr. Peirce holds a B.A. degree in Mathematics from San Jose State University.

        Dr. Hong Chen, one of our co-founders, has served as our Chief Executive Officer since our inception in 1994. Dr. Chen also served as Chairman from 1994 to July 1999, as President from July 1999 to March 2001 and continues to serve as a director. From 1993 to 1994, Dr. Chen was Senior Consultant with TRW Financial Systems, a systems integrator. Dr. Chen holds a B.S. degree in Computer Science from Xian Jiaotong University and M.S. and Ph.D degrees in Computer Science from State University of New York at Stony Brook.

        Bharat Davé has served as our Chief Operating Officer since September 2000 and as our President since March 2001. From October 1998 to August 2000, he was employed by Infineon Technologies Corporation, a manufacturer of semiconductor products, most recently as President and Chief Executive Officer for North America. From 1988 to September 1998, he held a variety of positions at Siemens Business Communications Systems, Inc. Mr. Davé holds a B.S. degree in Electrical Engineering from University of New Haven.

        Dr. Yen-Son (Paul) Huang has served as a director since August 1995. Since August 2000, Dr. Huang has served as Chairman and Chief Executive Officer of ForteMedia, Inc. From April 1998 to July 2000, he served as Chief Executive Officer and Chairman of the Board of Novas Software, Inc. Dr. Huang was a co-founder and Vice President of Quickturn Design Systems, an integrated circuit emulation company. Dr. Huang holds B.S. and M.S. degrees in Electrical Engineering from the National Chiao-Tung University in Taiwan and a Ph.D degree in Electrical Engineering from Santa Clara University.

        Kheng Nam Lee has served as a director since August 1999. Since 1983, Mr. Lee has served Vertex Venture Holdings Ltd, a venture capital investment and financial management group, in several capacities, including as President since 1995. Mr. Lee holds a B.S. degree in Mechanical Engineering from Queen's University in Canada, and an M.S. degree in Operations Research and System Analysis from the U.S. Naval Postgraduate School.

        Gerald Wright has served as a director since June 2001. Since February 2002, Mr. Wright has served as Executive Vice President and Chief Financial Officer of Siemens Canada Limited. From October 1998 to January 2002, he served as Executive Vice President and Chief Financial Officer of Siemens Corporation and from October 1996 to September 1998, he served in the same capacity with Siemens Business Communication Systems, Inc. Mr. Wright received an Industriekaufmann degree from the Chamber of Industry and Commerce of Nüremberg and studied Business Administration at the University of Buenos Aires.

        Joseph M. Zaelit has served as a director since November 2001. From January 1999 to November 2001, Mr. Zaelit served as our Senior Vice President, Finance and Administration and Chief Financial Officer. From August 1993 to June 1998, he was employed by VeriFone, Inc., a manufacturer of electronic payment equipment, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer. From 1973 to 1993, Mr. Zaelit held a variety of senior financial positions at Hewlett-Packard Company, most recently as Corporate Treasury Manager. Mr. Zaelit holds a B.S. degree in Accounting and an M.B.A. degree, each from the University of Utah, and is a Certified Public Accountant licensed in California.

Board of Directors Meetings and Committees

        Board of Directors.    During fiscal year 2001, our board met ten times, including three telephone conference meetings, and acted by written consent one time. Thomas Denys, who resigned from the Board in February 2002 and Kheng Nam Lee each attended fewer than 75% of these meetings. Each of the other directors attended 75% or more of the total number of meetings of the board held during the period for which such person was a director and the total number of meetings held by all committees of the board during the period that such director served on any such committee.

        Standing committees of the board include a Compensation Committee, an Audit Committee and a Nominating Committee. The board also currently has a Special Projects Committee.

        Compensation Committee.    Messrs. Huang, Lee and Zaelit are the current members of the Compensation Committee. The Compensation Committee met two times during 2001. The Compensation Committee makes decisions regarding all forms of salary paid to the executive officers of the Company; makes decisions regarding the grants of all forms of bonus compensation and recommendations regarding the grant of stock compensation provided to executive officers of the Company; makes decisions regarding the long-term strategy of employee compensation and the types of stock and other compensation plans to be used by the Company and the shares and amounts reserved thereunder, and any other compensation matters as from time to time directed by the board of directors; and administers the Company's employee stock and option plans.

        Audit Committee.    Messrs. Wright, Huang and Zaelit are the current members of the Audit Committee. The Audit Committee met five times during 2001. The Audit Committee meets with the Company's independent auditors to review the adequacy of the Company's internal control systems and financial reporting procedures; reviews the general scope of the Company's annual audit and the fees charged by the independent auditors; reviews and monitors the performance of non-audit services by the Company's independent auditors; reviews the fairness of any proposed transaction between the Company and any officer, director or other affiliate of the Company (other than transactions subject to the review of the Compensation Committee), and after such review, makes recommendations to the full board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which the Company's common stock may be listed. Mr. Zaelit was our Senior Vice President, Finance and Administration and Chief Financial Officer until November of 2001. In appointing Mr. Zaelit to the Audit Committee, our board determined that the appointment of Mr. Zaelit is in the best interests of the Company and the stockholders, notwithstanding the fact that he is not an "independent director" as defined by the rules of The Nasdaq Stock Market. The composition of the Audit Committee conforms to the independence, financial experience and financial understanding requirements set forth in the rules of The Nasdaq Stock Market.

        Nominating Committee.    The Nominating Committee was formed on January 29, 2002. Messrs. Peirce and Chen are the current members of the Nominating Committee. The Nominating Committee has not yet held its first meeting. At or shortly after its first meeting scheduled to occur in the first half of 2002, the Nominating Committee intends to adopt a charter that sets forth the scope of its responsibilities, including whether to consider nominees recommended by the stockholders of the Company.

        Special Projects Committee.    The Special Projects Committee was formed in October of 2001. Messrs. Peirce, Zaelit and Chen are the current members of the Special Projects Committee with Mr. Zaelit currently serving as the chairman. The Special Projects Committee examines and seeks financing and strategic venture opportunities for the Company.

Votes Required

        Directors are elected by a plurality of the votes present in person at the meeting or represented by proxy and entitled to vote.

Our board of directors recommends that the stockholders
vote "FOR" the election of each of the nominees listed above.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The board of directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2002, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection. Fees for the last annual audit were $280,000 and all other fees were $76,000, including audit related services of $27,000, and nonaudit services of $49,000. Audit related services generally include fees for statutory audits, accounting consultations, and SEC registration statements. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to ratify the selection of Ernst & Young LLP.

Our board of directors recommends that the stockholders
vote "FOR" the ratification of the appointment of Ernst & Young LLP as GRIC's independent auditors for the fiscal year ending December 31, 2002.

PROPOSAL NO. 3—APPROVAL OF THE PRIVATE PLACEMENT

Introduction

        We are asking you to approve the issuance and sale, through a private placement, of up to $17 million of our Series A Preferred Stock and warrants to purchase up to 2,560,240 shares of our Series A Preferred Stock, as well as the issuance of shares of our common stock upon conversion of the Series A Preferred Stock. H&Q Asia Pacific (together with affiliated entities, "H&Q Asia") has committed to purchase $10 million of the Series A Preferred Stock. Two entities affiliated with Vertex Venture Holdings Ltd (we will refer to Vertex Venture Holdings Ltd and affiliated entities, collectively, as "Vertex"), have committed to purchase in the aggregate a minimum of $5 million and a maximum of $7 million of the Series A Preferred Stock, with the specific amount within this range to be determined by mutual agreement prior to the closing of the financing. The investors can substitute additional investors to take any or all of their committed investment with our consent. The purchase price for shares of the Series A Preferred Stock will be $1.66 per share. We are also asking you to approve the filing of an amended certificate of incorporation for GRIC that will authorize the issuance of, and set forth the terms of, the Series A Preferred Stock.

        H&Q Asia is a premier private equity firm that has invested in Asia and the United States since 1985 across a variety of sectors, including information technology, branded consumer products, biotechnology, financial services, and media. The firm manages approximately US$1.8 billion through offices in principal markets in Asia as well as in the Silicon Valley.

        Vertex is a global venture capital firm. It is headquartered in Singapore and has eight other offices worldwide, including Silicon Valley, London, Copenhagen, Tel-Aviv, Taipei, Beijing, Shanghai and Hong Kong. With over $1 billion under management, Vertex has invested in more than 270 technology companies worldwide. Over 90 of its portfolio companies have achieved listings on stock exchanges in the US, Europe, Taiwan and Singapore while others have been acquired by leading technology companies.

        The following is a brief summary of some of the principal terms of the private placement. A more detailed description is contained below under the captions "Effect of the Proposed Investment" and "Terms of the Series A Preferred Stock." In addition, this summary and the more detailed descriptions below are qualified by reference to the Series A Preferred Stock and Warrant Purchase Agreement which is an exhibit to our annual report on Form 10-K for the year ended December 31, 2001 and the forms of documents attached to the purchase agreement, including the certificate of amendment of second amended and restated certificate of incorporation, the investors' rights agreement, the stockholder agreement and the forms of warrants.

  Summary of the Terms of the Series A Preferred Stock

        The Series A Preferred Stock will be convertible into common stock at any time at the option of the holder. Shares of Series A Preferred Stock will initially convert into shares of our common stock on a 1-for-1 basis. There will be no change to the conversion ratio subsequent to issuance of the Series A Preferred Stock based upon the trading price of our common stock. If, however, we issue common stock or preferred stock at a price of less than $1.66 per share, then the conversion ratio will be adjusted up to a maximum exchange ratio of 1.2296 shares of common stock for each share of Series A Preferred Stock subject to certain exceptions such as the grant of options and the issuance of our capital stock upon the exercise of such options. The Series A Preferred Stock will convert automatically into common stock upon the earlier of the fifth anniversary of the date of issuance or the 90th consecutive trading day that the closing price of our common stock is at least $8.30 per share. The Series A Preferred Stock will be entitled to noncumulative dividends if and when declared by our board. The Series A Preferred Stock will not be subject to redemption at either our election or the election of the investors.

        In the event of a liquidation, the holders of Series A Preferred Stock are entitled to a liquidation preference equal to the purchase price of the Series A Preferred Stock plus declared but unpaid dividends. The holders of Series A Preferred Stock will also be entitled to participate with the holders of the common stock in any further distribution of assets until the aggregate amount distributed to the Series A Preferred Stock holders exceeds three and one-half times the amount of their original investment. If, however, the holders would have received in the aggregate less than two times the amount of their original investment, then they will be entitled to receive an additional amount equal to 10% of their original investment for each year since the time of their original investment. Transactions that result in a change of control will not be deemed to be liquidation events other than (1) mergers that constitute a change of control or (2) sales of all or substantially all of our assets followed by a liquidation of proceeds to our stockholders.

        The Series A Preferred Stock generally will vote with the common stock on an as converted to common stock basis and not as a separate class. With respect to directors, however, the Series A Preferred Stock will have the right to elect three directors for so long as 75% of the number of shares of Series A Preferred Stock originally issued are outstanding. When the number of shares of Series A Preferred Stock outstanding falls to below 50% of the number of shares originally issued, then the Series A Preferred Stock will have the right to elect two directors, and when the number of shares of Series A Preferred Stock outstanding falls below 25% of the number of shares originally issued, then the Series A Preferred Stock will have the right to elect one director. In addition, for so long as the parties to the voting agreement have the right to elect at least one of our directors because of the shares of Series A Preferred Stock held by them, they have agreed to vote all shares of our stock they hold in favor of a director nominee designated by Vertex. Upon closing the financing, we shall appoint to the board two individuals designated by H&Q Asia and one individual designated by Vertex.

Reasons for the Private Placement

        The principal reasons for the private placement of Series A Preferred Stock are to strengthen our financial position, to provide us with the resources to pursue growth and new market opportunities, and to indicate to potential customers that we have sufficient financial resources to continue to develop and support our products. We decided to pursue the proposed private placement following an evaluation and review of our financial condition, funding requirements and prospects in light of adverse developments in the public capital markets that made it difficult to obtain financing through the public sale of securities. We believe that obtaining additional capital is critical to our ability to continue to execute our business plan during a period of uncertain and difficult economic conditions and to sustain the confidence of our customers, business partners and employees. Our board of directors and management considered a number of financing alternatives prior to entering into the Series A Preferred Stock and Warrant Purchase Agreement. We believe that the best option for additional financing at the present time is to complete this private placement.

        At December 31, 2001, our cash, cash equivalents and short-term investments were $13.1 million. Cash and cash equivalents used in operations in 2001 were $26.4 million.

        Our current business plan requires us to continue to make significant expenditures to finance ongoing operations. The net proceeds from the proposed private placement will strengthen our balance sheet and support new business development efforts in accordance with our business plan.

Background of the Private Placement

        In October 2001, our management concluded that it was advisable to seek additional capital for the reasons described above. Our board formed a special committee to analyze the Company's future cash needs and to evaluate potential alternatives to meet those needs.

        One of the potential investors that we contacted was H&Q Asia, one of our existing venture investors, with whom our management held extensive discussions in December 2001. H&Q Asia commenced its due diligence investigation in December 2001. In January 2002, we received a term sheet from H&Q Asia and negotiated the terms of a possible investment. On January 22, our board met to discuss the proposed terms of a transaction with H&Q Asia, and at that meeting our board decided that it would be advisable to determine if other parties might be willing to invest on more favorable terms.

        On January 23, 2002, we sent to Vertex, another holder of our common stock, an outline of key terms for a proposed investment and began discussions with Vertex representatives. These discussions developed rapidly and Vertex delivered to us the next day a draft term sheet that set forth terms under which Vertex might be willing to invest. We signed a term sheet with Vertex on January 25, 2002. The size of our offering was eventually expanded and the terms modified to include investments by both H&Q Asia and Vertex. It was ultimately agreed that H&Q Asia would invest approximately $10 million and Vertex would invest between $5 and $7 million.

        On January 29, 2002 our board of directors held a special meeting at which the board discussed the terms of the transaction as set forth in the new term sheet and the transaction agreements that had been circulated at that time. On the same date we signed a new three-party term sheet with H&Q Asia and Vertex, reflecting the terms that had been negotiated over the previous few days with H&Q Asia and Vertex, and which superceded the previous term sheet with Vertex. Our board also approved the terms of the agreements and approved entering into the private placement transaction with H&Q Asia and Vertex on the terms set forth in those agreements. On Wednesday, January 30, the parties executed the Series A Preferred Stock and Warrant Purchase Agreement and the voting agreements, appropriate parties signed the lock-up agreement and we finalized the forms of warrants, investors' rights agreement and stockholder agreement. After the markets closed that day, the parties publicly announced the private placement.

Effect of the Proposed Investment

        The issuance of the Series A Preferred Stock and warrants to purchase Series A Preferred Stock in the private placement may result in substantial dilution of your ownership interest. If all warrants are fully exercised and all the shares of Series A Preferred Stock are converted into our common stock, the investors would acquire approximately 39% of our outstanding common stock as of February 28, 2002 and approximately 33.7% of our fully-diluted outstanding common stock (assuming the exercise of all outstanding options and warrants) as of February 28, 2002, in each case excluding their current holdings and assuming no adjustments to the conversion price or exercise price. Including their current holdings of our outstanding common stock, the investors would hold on a pro forma basis as much as approximately 49.3% of our outstanding common stock as of February 28, 2002 and approximately 42.7% of our fully-diluted outstanding common stock (assuming the exercise of all outstanding options and warrants) as of February 28, 2002. Adjustments to the conversion price of the Series A Preferred Stock or the exercise prices of the warrants would further dilute ownership interests and voting power of existing stockholders. There will be no change, however, to the conversion ratio based upon the trading price of our common stock. The issuance of the Series A Preferred Stock in the private placement may also result in a substantial decrease in your net book value per share.

        The investors as a group will control a significant portion of our outstanding capital stock. H&Q Asia and Vertex, as holders of the Series A Preferred Stock, will have the rights and preferences described in this proxy statement, including the right to vote together with the holders of the common stock on an as-converted basis. Because H&Q Asia and Vertex will own a significant percentage of GRIC on an as-converted to common stock basis subsequent to completion of the Series A Preferred Stock financing, they will have significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, subject to the voting agreement obligations in the stockholder agreement described below under the heading "Stockholder Agreement." The ownership by H&Q Asia and Vertex of a substantial percentage of our total voting power and of a separate class of stock could make it more difficult and expensive for a third party to pursue a change of control of us, even if a change of control would generally be beneficial to the interests of our stockholders.

        The sale of shares of common stock obtained through the conversion of the Series A Preferred Stock could lower our stock price and negatively impact our ability to raise capital through the public markets. Sales in the public market of the common stock acquired upon conversion of the Series A Preferred Stock could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities. In connection with the sale of the Series A Preferred Stock, we will enter into an investors' rights agreement with H&Q Asia and Vertex that will obligate us to use our best efforts to register the shares of common stock issuable upon conversion of the Series A Preferred Stock within 120 days after the closing of the private placement. These registration rights will facilitate the investors' sale in the public market of common stock issued upon conversion of the Series A Preferred Stock. These registration rights are described in further detail under the heading "Investors' Rights Agreement."

        The holders of the Series A Preferred Stock will have claims that are senior to those of the holders of the common stock in the event of a reorganization or bankruptcy of the Company. The holders of the Series A Preferred Stock will have a claim against our assets senior to the claims of the holders of the common stock in the event of our liquidation or bankruptcy, or in a merger or acquisition. The liquidation rights of the holders of the Series A Preferred Stock are described in more detail under the heading "Terms of the Series A Preferred Stock—Rights Upon Liquidation."

        At the date of the closing of the transaction, we will be required to assess whether there is a discount or beneficial conversion feature present in the Series A Preferred Stock, which may result in the recording of a deemed dividend by us. At the date of the closing of the transaction, we will be required to assess whether, for accounting purposes, there is a discount or beneficial conversion feature present in the Series A Preferred Stock. The discount would represent the fair value of the conversion ratio at below fair market value of the underlying common stock as well as the fair value of the warrants issued in connection with the issuance of the Series A Preferred Stock. The discount, if any, will be recognized as a return to the holders of the Series A Preferred Stock (similar to a dividend) over the minimum period of time in which the holders of the Series A Preferred Stock can realize a return, which is immediate for the holders of the Series A Preferred Stock. The discount, if any, will be credited to additional paid-in capital.

The Series A Preferred Stock and Warrant Purchase Agreement

  General

        On January 30, 2002, we entered into the Series A Preferred Stock and Warrant Purchase Agreement with H&Q Asia and Vertex. Under this purchase agreement, H&Q Asia and Vertex agreed to purchase in the aggregate between $15 and $17 million of our Series A Preferred Stock. At closing, we will enter into an investors' rights agreement that will provide registration rights for the shares of common stock issuable upon conversion of the Series A Preferred Stock issued in the private placement and a stockholder agreement that will require the investors to vote in favor of certain transactions and will restrict the investors' ability to acquire additional shares of our common stock or additional control over our board of directors. In connection with entering into the purchase agreement, we also agreed to issue warrants to the investors to purchase shares of our Series A

Preferred Stock. The following discussion of the purchase agreement and the related transactions constitutes a summary only and reference to the actual agreement is necessary for a full understanding of the rights and obligations of the parties under the applicable agreement. For a more complete understanding of these agreements and the transactions, we urge you to read the text of the purchase agreement which is attached to our annual report on Form 10-K for the year ended December 31, 2001.

  Price

        The purchase price of the Series A Preferred Stock will be $1.66 per share.

  Size of Investment

        H&Q Asia has agreed to purchase $10 million of the Series A Preferred Stock and Vertex has agreed to purchase between $5 million and $7 million of the Series A Preferred Stock. The size of the Vertex investment within this range will be determined by mutual agreement between Vertex and us prior to closing. The investors also have the right to substitute additional investors to purchase some or all of their original commitment. See the description of these substitution rights under "—Assignability of Rights and Transferability of Shares."

  Representations and Warranties

        The purchase agreement contains representations and warranties by us relating to, among other things, our capitalization and due authorization, the issuance and sale of the Series A Preferred Stock, our SEC filings and our lack of undisclosed liabilities and material adverse changes. The purchase agreement also contains representations and warranties by the investors relating to, among other things, their status as accredited investors and investment intent.

  Covenants and Agreements

        We have agreed to take, or refrain from taking, certain actions, including:

  •
  to hold the stockholder meeting to approve the issuance and sale of the Series A Preferred Stock and warrants to purchase Series A Preferred Stock;

  •
  to appoint to our board of directors two nominees designated by H&Q Asia and one nominee designated by Vertex (in addition to the one Vertex representative already serving as a director on our board);

  •
  to promptly list with Nasdaq the shares of common stock issuable upon conversion of the Series A Preferred Stock;

  •
  to prepare and timely file a Form D with the SEC with respect to the issuance of the Series A Preferred Stock and to take the actions that we determine are necessary to obtain an exemption for or to qualify the Series A Preferred Stock under state securities laws;

  •
  to have authorized and reserved at all times sufficient shares of common stock for issuance upon conversion of the Series A Preferred Stock; and

  •
  to require each employee who has access to our confidential and proprietary information to sign a confidentiality and inventions agreement.

        We have also agreed, along with H&Q Asia and Vertex, to satisfy the conditions to closing for the private placement set forth in the purchase agreement.

  Conditions to Closing

        The closing of the private placement is conditioned on the satisfaction or waiver of various conditions, including:

  •
  the accuracy of the representations and warranties included in the purchase agreement as of closing;

  •
  each party's compliance with its covenants and agreements in the purchase agreement prior to closing;

  •
  approval by our stockholders of the issuance and sale of the Series A Preferred Stock and warrants and the adoption by our stockholders of the amendment to our certificate of incorporation;

  •
  the filing with the Delaware Secretary of State of the amendment to our certificate of incorporation;

  •
  an increase in the size of our board of directors to ten and the appointment to our board of two nominees designated by H&Q Asia and one nominee designated by Vertex;

  •
  the absence of any order or injunction prohibiting the transactions contemplated by the purchase agreement or any proceeding seeking to prohibit the transactions contemplated by the purchase agreement;

  •
  no event or circumstance exists that has a material adverse effect on GRIC;

  •
  the absence of regulatory constraints;

  •
  the receipt of all necessary governmental and third party permits; and

  •
  the delivery of customary closing documents.

        In addition, the obligations of H&Q Asia and Vertex to effect the closing are conditioned on the satisfaction or waiver of the following conditions:

  •
  the absence of any material adverse effect on our Company since January 30, 2002;

  •
  receipt of an opinion as to certain legal matters from Fenwick & West LLP, our legal counsel;

  •
  the appointment of two H&Q Asia nominees and one Vertex nominee to our board of directors; and

  •
  the approval for listing on the Nasdaq National Market of the shares of our common stock.

  Fees and Expenses

        Whether or not the transactions contemplated in the purchase agreement are consummated, we will pay the first $60,000 of reasonable expenses incurred by H&Q Asia and the first $40,000 of reasonable expenses incurred by Vertex in connection with the purchase agreement. If we do not obtain stockholder approval for the transactions contemplated by the purchase agreement, then each of H&Q Asia and Vertex will have the right to elect to receive a warrant to purchase 50,000 shares of our common stock for $1.66 per share rather than the payment of cash for the reimbursement of these expenses.

  Assignability of Rights and Transferability of Shares

        H&Q Asia and Vertex may, prior to the closing of the private placement, assign their rights under the purchase agreement to purchase shares of the Series A Preferred Stock, but may do so only with our consent which we cannot unreasonably withhold. We do not currently know whether H&Q Asia or Vertex will assign any portion of their rights under the purchase agreement to purchase shares of the Series A Preferred Stock, or, if they do, the number of shares that would be subject to such assignment. In addition, H&Q Asia and Vertex will have the right to transfer their shares of Series A Preferred Stock without our consent after the closing, subject to compliance with applicable securities laws and the restrictions in the stockholder agreement and the lock-up agreement.

Investors' Rights Agreement

        In connection with the closing of the private placement, we will enter into an investors' rights agreement with H&Q Asia and Vertex. The investors' rights agreement will require us to file, within 30 days after closing the private placement, a registration statement on Form S-3 to register the resale of the shares of common stock issuable upon the conversion of the Series A Preferred Stock and to use our best efforts to have it declared effective within 120 days after the closing. We will be required to maintain the effectiveness of the registration statement for two years. In the investors' rights agreement, we have agreed to use our best efforts to have a second registration statement on Form S-3 declared effective by the SEC by the second anniversary of the closing and to maintain its effectiveness until the fourth anniversary of the closing. Our obligation to keep any registration statement effective will cease as to any shares of common stock underlying the Series A Preferred Stock that can be resold under Rule 144(k) of the Securities Act of 1933. Under certain circumstances, we will be entitled to prohibit the investors from using the registration statements for the resale of their shares twice in any twelve-month period, provided, however, these "blackout periods" may not exceed 90 days in the aggregate in any twelve-month period.

        In addition, the investors' rights agreement will give holders of Series A Preferred Stock the right to purchase any new securities issued by us so that they may maintain their proportionate ownership interest. This preemptive right will not apply to certain issuances of new securities, such as securities issued in an acquisition or securities granted or issued to our employees, officers, directors or consultants.

Stockholder Agreement

        In connection with the closing of the private placement, we will enter into a stockholder agreement with H&Q Asia and Vertex. This stockholder agreement will require H&Q Asia and Vertex to cause all shares of our Series A Preferred Stock and common stock held by them and their affiliated transferees to be voted in favor of any of the following proposed transactions in which a majority (not counting the affirmative votes of the investors' shares for purposes of determining such majority) of our outstanding common stock and Series A Preferred Stock, voting together, has been voted in favor: (i) a change of control of us, in which the monetary value received by H&Q Asia and Vertex and its affiliated transferees is at least $3.32 per share of Series A Preferred Stock, and for which H&Q Asia and Vertex and its affiliated transferees will not be required to make any representations or warranties in such transaction, (ii) the sale and issuance of our common stock in a public offering, or (iii) any acquisition by us of another company in which the consideration is shares of common stock, all subject to limited exceptions. The stockholder agreement will prohibit both H&Q Asia and Vertex from exercising their dissenter's or appraisal rights with respect to a transaction involving any such change of control. It will also require that H&Q Asia, Vertex and transferees of Vertex not exercise statutory dissenter's or appraisal rights in any change of control that at least one director representing Vertex has approved.

        H&Q Asia and Vertex will also agree not to, among other things:

  •
  sell shares of our capital stock that would constitute more than 20% of our total voting power for more than 10% above the then current trading price of our stock, subject to limited exceptions;

  •
  sell our capital stock to anyone who to our knowledge is seeking control of the Company, subject to limited exceptions;

  •
  propose any specific action to be taken by our board of directors or our stockholders;

  •
  nominate any director that has not already been nominated in accordance with the voting agreement; or

  •
  elect a majority of the directors of the board for the purpose of controlling the policies of the Company.

        Some of the provisions of the stockholder agreement cease to be effective on the earliest to occur of (i) the fifth anniversary of the closing date, (ii) the date we enter into a definitive agreement, the effect of which would be a change of control, (iii) a third-party tender offer for our stock, (iv) a change of control, or (v) a reduction of the collective beneficial ownership of our capital stock by H&Q Asia and Vertex and their affiliates to below 20% of our total voting stock.

Voting Agreement

        In connection with entering into the purchase agreement, we entered into a voting agreement with each of the investors and certain of our stockholders. The voting agreement provides that these stockholders, prior to the closing of the private placement or a vote against the private placement by our stockholders, will not sell, transfer (including voting rights), exchange, pledge or otherwise dispose of the shares that they own prior to the closing of the private placement or acquire as a result of the private placement. In addition, prior to the closing of the private placement or a vote against the private placement by our stockholders, these stockholders will vote their shares (i) in favor of the private placement, (ii) against any action that would result in breach of any of our representations, warranties, covenants or obligations in the purchase agreement, and (iii) against any action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the private placement.

        Until such time that the holders of the Series A Preferred Stock no longer have a right to elect any member of the board pursuant to the terms of our certificate of amendment of second amended and restated certificate of incorporation, investors and stockholders who are parties to the voting agreement will vote their shares of common stock and Series A Preferred Stock to elect one individual designated by Vertex to be elected to the board by the holders of the common stock of GRIC under the terms of our certificate of amendment of second amended and restated certificate of incorporation. Further, investors that are parties to the voting agreement will (i) vote their shares of Series A Preferred Stock to elect (A) two directors designated by H&Q Asia and one director designated by Vertex if the holders of the Series A Preferred Stock are entitled to elect three directors under the terms of our certificate of amendment of second amended and restated certificate of incorporation or (B) one director designated by each of H&Q Asia and Vertex so long as each of the parties maintain certain minimum ownership percentage requirements (if one party does not meet the requirement the other party will have the right to designate both directors) and if the holders of the Series A Preferred Stock are entitled to elect two directors under the terms of our certificate of amendment of second amended and restated certificate of incorporation, and (ii) vote their shares of Series A Preferred Stock to elect one director designated by whichever party holds a greater number of shares of Series A Preferred Stock if the holders of the Series A Preferred Stock are entitled to elect one director under the terms of our certificate of amendment of second amendment and restated certificate of incorporation.

Warrants

        In connection with entering into the purchase agreement, we agreed to issue two warrants to each investor. The first will grant the right to purchase a number of shares of Series A Preferred Stock equal to 10% of the shares previously purchased by the holder at a purchase price of $1.66 per share, subject to adjustments for stock splits and similar events. The second will grant the right to purchase a number of shares of Series A Preferred Stock equal to 15% of the shares previously purchased by the holder at a purchase price of $2.49 per share, subject to adjustments for stock splits and similar events. The warrants may be net exercised and will expire five years after issuance.

The Lock-up Agreement

        In connection with the purchase agreement, H&Q Asia, Vertex, individuals and entities affiliated with each of them and Dr. Hong Chen entered into a lock-up agreement regarding the Series A Preferred Stock they purchase in the private placement and the common stock issuable upon conversion of the Series A Preferred Stock. Under this lock-up agreement, the parties agreed not to transfer any of these shares other than to affiliates until July 30, 2002, except under limited circumstances. On July 30, 2002, these restrictions will lapse as to 25% of these shares. On October 30, 2002, these restrictions will lapse as to an additional 25% of their shares. On January 30, 2003, the lockup restrictions will no longer be in effect for any shares held by the parties. In addition, if any of these shares are transferred to an affiliate, the affiliated purchaser must agree to be bound by the restrictions in the lock-up agreement. Finally, if Vertex substitutes another party in the private placement for some of the shares Vertex has committed to purchase, then Vertex shall use its best efforts to cause the other investor to be bound by resale restrictions similar to those set forth above.

Terms of the Series A Preferred Stock

  General

        The following summarizes the material terms and provisions of the Series A Preferred Stock, and is qualified in its entirety by reference to the terms and provisions of our certificate of amendment of second amended and restated certificate of incorporation. The form of certificate of amendment is an exhibit to the form of purchase agreement that we filed with the SEC on March 1, 2002. For a more complete understanding of the terms of the Series A Preferred Stock, we urge you to read the certificate of amendment.

        When issued, the Series A Preferred Stock will be validly issued, fully paid and non-assessable. The Series A Preferred Stock will not be subject to any obligation on our part to repurchase or retire the Series A Preferred Stock, except as described below under "—Rights Upon Liquidation."

  Rank

        The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, rank senior to the common stock.

  Dividends

        The holders of record of the Series A Preferred Stock will be entitled to receive when, as and if declared by our board of directors, out of funds legally available therefor, noncumulative cash dividends on each share of Series A Preferred Stock.

  Rights Upon Liquidation

        In the event of any liquidation, dissolution or winding up of GRIC, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to receive out of assets available for distribution to our stockholders, before any distribution of assets is made to holders of common stock, liquidating distributions equal to the purchase price of the Series A Preferred Stock, plus declared but unpaid dividends to such date. The holders of the Series A Preferred Stock will also participate with our common stock in the event of a liquidation, dissolution or winding up, after payment of the foregoing preference, on an as-converted basis until the holders of the Series A Preferred Stock receive an aggregate return of three and one-half times the amount of their original investment. If the holders of the Series A Preferred Stock are not able to achieve a return of, in the aggregate, at least two times the amount of their original investment in the event of a liquidation, dissolution or winding up, those holders will be entitled to receive, in addition to any other amounts they are entitled, an amount equal to 10% of their original investment for each year from the date of the closing of the private placement. Transactions that result in a change of control, such as tender offers and stock purchases, will not be deemed to be liquidation events other than (1) mergers approved by our board that constitute a change of control or (2) sales of all or substantially all of our assets approved by our board that are followed by a liquidation of proceeds to our stockholders.

  Conversion

        Each share of Series A Preferred Stock is initially convertible into shares of our common stock at a conversion ratio of one-to-one, subject to adjustment as described below, at any time after the closing of the private placement at the option of the holder. The conversion ratio will be subject to adjustment if certain events occur, including (1) the payment of dividends (and other distributions) in common stock on the outstanding shares of common stock, (2) a subdivision of the outstanding shares of common stock into a greater number of shares of common stock, or (3) a combination of the outstanding shares of common stock into a smaller number of shares of common stock. In addition, if we (1) pay a dividend or make a distribution to the holders of common stock payable in securities other than common stock, (2) recapitalize or reclassify the common stock or (3) are a party to any reorganization, consolidation or merger, we are obligated to make appropriate adjustment with respect to the rights of the holders of Series A Preferred Stock such that each share of Series A Preferred Stock then outstanding will convert into the kind and amount of securities, cash and other property that is receivable by a holder of the number of shares of common stock that the shares of Series A Preferred Stock were convertible into immediately prior to the event. The conversion ratio will also be adjusted if we issue or sell additional shares of common stock or preferred stock at less than the $1.66 per share purchase price for the Series A Preferred Stock, subject to certain exclusions, such as the grant of options and the issuance of our capital stock upon the exercise of such options. This anti-dilutive adjustment to the conversion ratio will be effected on a broad-based weighted average basis up to a maximum exchange ratio of 1.2296 shares of common stock for each share of Series A Preferred Stock.

        There will be no change to the conversion ratio subsequent to issuance of the Series A Preferred Stock based upon the trading price of our common stock. The Series A Preferred Stock will, however, convert automatically into shares of common stock on the earlier to occur of (1) the fifth anniversary of the closing of the private placement or (2) the date which is the ninetieth consecutive trading day on which the closing price of our common stock equaled or exceeded $8.30 per share, provided that the daily trading volume calculated over such 90-day period equaled or exceeded 200,000 shares.

  Voting Rights

        Holders of the Series A Preferred Stock will have the right to vote on all matters that the holders of common stock vote on, voting together with the holders of common stock as a single class. Each share of Series A Preferred Stock will be entitled to one vote for each share of common stock in which such share of Series A Preferred Stock would then be converted on the record date for the vote.

  Right to Designate Directors

        For so long as at least 75% of the shares of Series A Preferred Stock that are purchased in the private placement remain outstanding, the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate series, will be entitled to elect three of our directors. The number of directors that the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate series, will be entitled to elect will be reduced to (i) two if less than 75% but at least 50% of the shares of Series A Preferred Stock that are purchased in the private placement remain outstanding and (ii) one if less than 50% but at least 25% of the shares of Series A Preferred Stock that are purchased in the private placement remain outstanding. In addition, for so long as the parties to the voting agreement have the right to elect at least one of our directors because of the shares of Series A Preferred Stock held by them, they have agreed to vote all shares of our stock they hold in favor of a director nominee designated by Vertex. Upon closing the financing, we shall appoint to the board two individuals designated by H&Q Asia and one individual designated by Vertex. Please see the description of the agreement between the investors regarding the election of directors under the heading "Voting Agreement."

  No Maturity, Preemptive Rights or Mandatory Redemption

        The shares of Series A Preferred Stock will not mature on a specified date, do not have a stated redemption feature and are not subject to any sinking fund or similar obligation. However, please see the description of the automatic conversion feature described under "—Conversion" above. Holders will have no right to require us to repurchase or redeem any shares of Series A Preferred Stock except upon an event described under "—Rights Upon Liquidation," in which case the holders of the Series A Preferred Stock would be entitled to their liquidation preference after the payment of which the Series A Preferred Stock would be retired. The second amended and restated certificate of incorporation does not give holders of shares of Series A Preferred Stock a preemptive right to maintain their proportionate ownership or voting power. However, the holders of Series A Preferred Stock who are also parties to the investors' rights agreement do have the preemptive rights granted in that contract. See "—Investors' Rights Agreement."

  Absence of Market for Series A Preferred Stock

        There is no established trading market for the Series A Preferred Stock. We do not currently intend to list the preferred stock on a national securities exchange or qualify the Series A Preferred Stock for quotation on any automated quotation service such as the Nasdaq National Market.

Use of Proceeds

        As described above, we will receive between $15 million and $17 million for the sale of our Series A Preferred Stock. We will pay from the net proceeds of the private placement estimated placement expenses of approximately $375,000. We intend to use the net proceeds from the private placement for working capital and general corporate purposes.

Nasdaq Stockholder Approval Requirement

        Our common stock is listed on The Nasdaq National Market. The rules governing companies with securities listed on Nasdaq require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. This requirement is set forth in Nasdaq Marketplace Rule 4350(i)(1)(D). In addition, stockholder approval is required under Nasdaq Marketplace Rule 4350(i)(1)(B) in connection with the issuance of securities that could result in a change of control of an issuer.

        Because the private placement described in this Proposal 3 involves the potential issuance by us of securities convertible into shares of common stock that would represent more than 20% of our currently outstanding common stock at below the greater of book or market value of the common stock, and because it could also potentially be deemed to result in issuances resulting in a change of control for Nasdaq purposes, stockholder approval is required before the issuance of shares of Series A Preferred Stock in the private placement.

Required Vote

        Approval of the private placement described in this Proposal 3 requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Our board of directors has approved the matters included in Proposal 3 and believes that they are fair to us and our stockholders, and in our best interests and in the best interests of our stockholders. Our board unanimously recommends that the stockholders vote "FOR" Proposal 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of February 28, 2002, with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each director and director nominee of GRIC, (iii) each Named Executive Officer (as defined below) and (iv) all current directors and executive officers of GRIC as a group.

	Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class
Kheng Nam Lee(2)	2,706,166	13.5%
Dr. Hong Chen(3)	1,537,757	7.6%
Bharat Davé(4)	419,906	2.1%
Joseph M. Zaelit(5)	302,398	1.5%
Dr. Yen-Son (Paul) Huang(6)	252,833	1.3%
Kristin L. Steinmetz(7)	227,345	1.1%
David L. Teichmann(8)	129,503	*
Roger L. Peirce(9)	126,142	*
Michael A. Smart(10)	35,106	*
Gerald Wright(11)	10,000	*
All current directors and executive officers as a group (13 persons)(12)	6,384,640	29.6%

stock.

(1)
This table is based on information supplied by executive officers, directors, director nominees and principal stockholders of GRIC and on any Schedules 13D or 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after February 28, 2002 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting power and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)
Includes 1,946,426 shares held of record by Vertex Investment (II) Ltd., 688,240 shares held of record by Vertex Technology Fund Ltd., 54,000 shares held of record by Vertex Investment International (I) Inc. and 17,500 shares subject to options exercisable within 60 days of February 28, 2002. Mr. Lee is the President of these entities. Mr. Lee disclaims beneficial ownership of the shares held by each of the entities, except to the extent he has a pecuniary interest in these entities. The address of these entities is 77 Science Park Drive, #02-15 Cintech III, Singapore Science Park, Singapore 118256.

(3)
Includes 287,000 shares subject to options exercisable within 60 days of February 28, 2002. Does not include 535,714 shares held by Dr. Chen's spouse, Lynn Y. Liu.

(4)
Includes 409,000 shares subject to options exercisable within 60 days of February 28, 2002 and 1,050 shares held of record by Neil Davé and 100 shares held by Jayesh Davé, each a son of Mr. Davé. Mr. Davé disclaims beneficial ownership of shares held by Jayesh Davé.

(5)
Includes 1,000 shares held of record by Daniel Zaelit and 1,000 shares held of record by Joseph C. Zaelit, each a son of Mr. Zaelit, and 244,415 shares subject to options exercisable within 60 days of February 28, 2002. Mr. Zaelit disclaims beneficial ownership of the shares held by Joseph C. Zaelit.

(6)
Includes 15,000 shares subject to options exercisable within 60 days of February 28, 2002 and 97,498 shares held of record by The Huang Revocable Living Trust dated February 7, 1996, of which Mr. Huang is a trustee.

(7)
Includes 215,664 shares subject to options exercisable within 60 days of February 28, 2002.

(8)
Includes 200 shares held of record by each of Mr. Teichmann's two minor children and 115,660 shares subject to options exercisable within 60 days of February 28, 2002.

(9)
Includes 122,142 shares subject to options exercisable within 60 days of February 28, 2002.

(10)
Includes 29,500 shares subject to options exercisable within 60 days of February 28, 2002.

(11)
Includes 10,000 shares subject to options exercisable within 60 days of February 28, 2002.

(12)
Includes 1,550,663 shares subject to options exercisable within 60 days of February 28, 2002.

EXECUTIVE COMPENSATION

Officer Compensation

        The following table sets forth all compensation awarded to, earned by or paid for services rendered to GRIC in all capacities during the years ended December 31, 1999, 2000 and 2001 by our chief executive officer, and our four most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of fiscal 2001 whose total salary and bonus was more than $100,000 in fiscal 2001 (collectively, the "Named Executive Officers").

Summary Compensation Table

Long-Term Compensation Awards Securities Underlying Options
Annual Compensation
All Other Compensation ($)
	Year	Salary ($)	Bonus ($)
Dr. Hong Chen Chief Executive Officer	2001 2000 1999	248,766 277,434 206,077	60,000 80,438 79,400	— — —	135,000 400,000 —
Bharat Davé(1) President and Chief Operating Officer	2001 2000	243,906 72,930	60,000 26,350	— —	435,000 300,000
Kristin L. Steinmetz(2) Senior Vice President, Global Sales and Marketing	2001 2000 1999	242,604 236,956 75,815	15,000 41,860 24,359	— — 50,000	126,000 52,500 142,856
David L. Teichmann Senior Vice President, General Counsel and Secretary	2001 2000 1999	185,737 193,138 175,000	40,000 46,080 31,875	— — —	82,500 14,000 17,857
Michael A. Smart(3) Vice President and General Manager, Software Business Unit	2001 2000	154,032 23,311	30,000 5,850	— —	30,000 35,000

(1)
Mr. Davé joined GRIC in September 2000.

(2)
Ms. Steinmetz joined GRIC in July 1999 and received a hire-on bonus of $50,000. Her salary in 2000 includes commissions of $31,525. Her salary in 2001 includes commissions of $44,604.

(3)
Mr. Smart joined GRIC in November 2000.

        The following table sets forth further information regarding option grants to each of the Named Executive Officers during 2001. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option terms.

Option Grants in 2001

	Number of Securities Underlying Options Granted (#)(1)(4)	Percent of Total Options Granted to Employees in 2001 (%)(2)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name			Exercise Price Per Share ($)	Expiration Date
					5%	10%
Dr. Hong Chen	135,000	6.06	1.0938	3/19/11	$92,864	$235,337
Bharat Davé	435,000	19.53	1.0938	3/19/11	299,230	758,307
Kristin L. Steinmetz	126,000	5.66	1.0938	3/19/11	86,674	219,648
David L. Teichmann	82,500	3.70	1.0938	3/19/11	56,750	143,817
Michael A. Smart	20,000 10,000	0.90 0.45	1.0938 1.2188	3/19/11 3/23/11	13,758 7,665	34,865 19,425

(1)
Options were granted under our 1999 Equity Incentive Plan.

(2)
Based on an aggregate of 2,227,665 options granted by us during the fiscal year ended December 31, 2001 to our employees and consultants, including the Named Executive Officers.

(3)
The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(4)
The shares vest monthly over 50 months, except the following shares will cliff vest: (a) on March 23, 2002, 10,000 shares for Michael Smart; and (b) on March 19, 2002, 35,000 shares for Hong Chen; 235,000 shares for Bharat Davé; 86,000 shares for Kristin Steinmetz; and 57,500 shares for David Teichmann.

        The following table sets forth the number of shares acquired upon the exercise of stock options during 2001 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 2001. Also reported are values of unexercised "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock on December 31, 2001 ($1.28 per share).

Aggregate Option Exercises in 2001 and Year-End Values

			Number of Securities Underlying Unexercised Options at December 31, 2001
					Value of Unexercised In-the-Money Options at December 31, 2001
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Hong Chen	0	0	206,000	329,000	$4,096	$21,041
Bharat Davé	0	0	130,000	605,000	7,448	73,549
Kristin L. Steinmetz	0	0	109,335	212,021	1,639	21,823
David L. Teichmann	0	0	49,355	98,216	1,024	14,337
Michael A. Smart	0	0	12,700	52,300	670	3,666

Director Compensation

        Our outside director compensation policy provides for reimbursement of expenses, stock option grants under our 1999 Equity Incentive Plan as described below, payment for attendance at board meetings of $1,500 per meeting and payment for attendance at committee meetings of $500 per meeting. However, until we are profitable, cash payments under this policy will accrue but will not be paid. Under this plan we have accrued $6,000 in payments to Mr. Wright for his services as an outside director since joining our board.

        Mr. Peirce's offer letter, dated July 22, 1999, provides for an annual salary of $50,000 while serving as the Chairman of the Board of Directors. The board approved a monthly fee of $5,000, and reimbursement up to $800 per month for COBRA coverage, to be paid to Mr. Zaelit for his services on the Audit, Compensation and Special Projects Committees. In the event the board determines that Mr. Zaelit's services on the Special Projects Committee are no longer required, the above monthly fee and reimbursement shall cease and Mr. Zaelit will be compensated as an independent board member pursuant to our compensation policy for outside board members.

        Under our 1999 Equity Incentive Plan, non-employee directors who become a member of our board of directors after December 14, 1999 are eligible to receive an option to purchase 10,000 shares of common stock. In addition, under the terms of our 1999 Equity Incentive Plan, immediately following the meeting and each subsequent annual meeting of our stockholders, each eligible director will automatically be granted an additional option to purchase 7,500 shares of common stock if the director has served continuously as a member of the board of directors for at least one year. All shares under these grants will be immediately exercisable, subject to a right or repurchase at the exercise price. For initial grants, the right of repurchase will expire as to 20% percent of the shares after 10 months and thereafter in equal installments over the succeeding 40 months. The right of repurchase for grants subsequent to an initial grant will lapse in equal installments over 50 months.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee of the board was at any time during 2001 an officer or employee of GRIC or any of its subsidiaries, except for Joseph M. Zaelit. Mr. Zaelit served as our Senior Vice President and Chief Financial Officer until November 2001, at which time he became a member of the Board of Directors. He became a member of the Compensation Committee on January 29, 2002. No executive officer of GRIC served during 2001 or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or our Compensation Committee. Dr. Chen participates in the discussions and decisions regarding salaries and incentive compensation for all executive officers of GRIC, except that Mr. Chen is excluded from discussions regarding his own salary, incentive and stock compensation.

REPORT OF THE
COMPENSATION COMMITTEE

        The Compensation Committee of the board of directors currently consists of Dr. Yen-Son (Paul) Huang, Kheng Nam Lee and Joseph M. Zaelit, each of whom are outside directors of GRIC. Mr. Zaelit was appointed to the Compensation Committee on January 29, 2002. The Compensation Committee reviews and recommends to the board of directors the compensation and benefits of all officers of GRIC and establishes and reviews general policies relating to compensation and benefits of employees of GRIC. The following is the report of the Compensation Committee describing compensation policies and rationale applicable to GRIC's executive officers for the fiscal year ended December 31, 2001. This report of the Compensation Committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

Compensation Philosophy and Review

        GRIC's executive compensation program is generally designed to align the interests of executives with the interests of stockholders and to reward executives for achieving corporate and individual objectives. The executive compensation program is also designed to attract and retain the services of qualified executives in the highly competitive high technology marketplace. Executive compensation currently consists of a base salary, annual incentive plan and other compensation and benefit programs generally available to other employees.

        The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code on the compensation paid to GRIC's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers, unless compensation is performance-based. In general, it is the Compensation Committee's policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws.

Base Salaries

        Base salary levels for the Chief Executive Officer and other executive officers are intended to compensate executives competitively within the high-technology marketplace. Base salaries are determined on an individual basis by evaluating each executive's scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. Regarding the latter measure, certain companies included in the peer group index of the stock performance graph are also included in surveys reviewed by the Compensation Committee in determining salary levels for the CEO and other executive officers of GRIC. Base salaries for executives are reviewed annually by the Compensation Committee and approved by the full board of directors.

Annual Incentive Plan

        We provide annual incentive bonuses for our executive officers as well as other key management employees. The annual incentive plan is intended to provide a direct link between management compensation and the achievement of corporate and individual objectives. The level of bonus is based on a percentage of the base salary for the manager for the year. At the beginning of each year, we set certain corporate objectives (including financial performance goals) and each individual manager sets his or her own personal objectives to support the achievement of the corporate objectives. At the end of the year, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate objectives is given more weight than achievement of personal objectives for purposes of determining the annual bonus. For 2001, annual incentive payments were made at less than 100% of target compensation to reflect the underachievement of certain corporate objectives.

Other Compensation

        Our executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including our Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

CEO Compensation

        Dr. Hong Chen is Chief Executive Officer and a member of our board of directors. The Compensation Committee reviews Dr. Chen's compensation annually using the same criteria and policies as are employed for other executive officers and makes recommendations to the board of directors. Dr. Chen does not have an employment agreement with GRIC. The Compensation Committee recommended, and the board of directors approved, maintaining Dr. Chen's fiscal year 2001 base salary of $275,000 at the same level in fiscal year 2002, together with a target annual incentive payment equal to 50% of base salary. This decision was based on a variety of factors, including the scope and responsibility of the CEO office and comparisons of CEO compensation levels for companies of similar size and maturity.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:
Dr. Yen-Son (Paul) Huang, Chairman
Kheng Nam Lee
Joseph M. Zaelit

REPORT OF THE
AUDIT COMMITTEE

        The Audit Committee of the board of directors currently consists of Gerald Wright, Dr. Yen-Son (Paul) Huang and Joseph M. Zaelit, each of whom are outside directors of GRIC. Mr. Zaelit was appointed to the Audit Committee effective November 1, 2001. This report of the Audit Committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed "soliciting material" or "filed" under such acts.

        The Audit Committee's purpose is to assist the board of directors in its oversight of our financial accounting, reporting and controls. The board of directors, in its business judgment, has determined that the composition of the Audit Committee conforms to the independence, financial experience and financial understanding requirements as defined by the rules of The Nasdaq Stock Market. The Audit Committee operates pursuant to a charter approved by the board of directors on June 14, 2000.

        Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors to the Company, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee discussed with our independent auditors the overall scope and plans for its audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held five meetings during 2001.

        In performing its oversight role, the Audit Committee considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence. The Audit Committee recommended to the board of directors (and the board approved) that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2001. The Audit Committee and the board of directors also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as independent auditors to the Company.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact "independent" as required by the Nasdaq National Market.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:
Gerald Wright, Chairman
Dr. Yen-Son (Paul) Huang
Joseph M. Zaelit

PERFORMANCE GRAPH

        The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed soliciting material or filed under such acts.

        The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for GRIC, the Nasdaq Composite Stock Market Index (US) and the JP Morgan H&Q Internet 100 Index. The graph assumes that $100 was invested in our common stock, the Nasdaq Composite Stock Market (US) and the JP Morgan H&Q Internet 100 Index from December 31, 2000 through December 31, 2001. Note that historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 12 MONTH CUMULATIVE TOTAL RETURN*
AMONG GRIC COMMUNICATIONS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE JP MORGAN H & Q INTERNET 100 INDEX

*	$100 INVESTED ON 12/15/99 IN STOCK OR INDEX- INCLUDING REINVESTMENT OF DIVIDENDS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Other than in connection with the private placement transaction described in this proxy statement, and except as described in the Executive Compensation section above, from January 1, 2001 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $60,000 to which GRIC or any of its subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a pecuniary interest.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock ("10% Stockholders"), to file with the SEC initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during 2001, except that the Form 3 for Gerald Wright was filed after the ten-day reporting requirement.

STOCKHOLDER PROPOSALS

        Stockholder proposals for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2003 must be received by November 13, 2002. Stockholder proposals that are not intended for inclusion in the proxy statement for our annual meeting, but that stockholders intend to introduce at the annual meeting, as well as proposed stockholder nominations for the election of directors at the annual meeting, must each comply with advance notice procedures set forth in our by-laws in order to be brought properly before that annual meeting. With regard to next year's annual meeting of stockholders, the written notice must be received by our Secretary no earlier than January 4, 2003 and no later than February 4, 2003. In addition to timing requirements, the provisions of the by-laws contain informational content requirements that must also be met. A copy of the by-law provisions governing these timing procedures and content requirements may be obtained by writing to our Secretary at the address specified above. If the presiding officer at the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the by-law provisions, then that business will not be transacted and the defective nomination will not be accepted.

OTHER BUSINESS

        The board does not presently intend to bring any other business before the meeting, and, so far as is known to the board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

FINANCIAL STATEMENTS

        The information required by Item 13(a) of Schedule 14A with respect to our audited financial statements and management's discussion and analysis of financial condition and results of operations is filed with our annual report on Form 10-K dated March 1, 2002 and is hereby incorporated by reference pursuant to Item 13(b) of Schedule 14A.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file reports and other information with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934.

        Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding us.

        The purchase agreement, form of investors' rights agreement and form of certificate of amendment for the Series A Preferred Stock, each of which are discussed in this proxy statement, are filed as exhibits on our annual report on Form 10-K, filed with the SEC and dated as of March 1, 2002. We will provide you with a copy of each of these agreements without charge. You may request copies of these documents by contacting us at: GRIC Communications, Inc., 1421 McCarthy Blvd., Milpitas, California 95035 or by calling us at (408) 955-1920, Attention: Investor Relations. Statements contained in this proxy statement as to the contents of any contract or other document referred to in this proxy statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Teichmann Senior Vice President, General Counsel and Secretary

Milpitas, California
March 14, 2001

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

QuickLinks

REVOCABILITY OF PROXIES
PROPOSAL NO. 1—ELECTION OF DIRECTORS
PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
PROPOSAL NO. 3—APPROVAL OF THE PRIVATE PLACEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
OTHER BUSINESS
FINANCIAL STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION